Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President Douglas A. Virtue, Executive Vice President Robert E. Dose, Chief Financial Officer Virco Mfg. Corporation (310) 533-0474
Virco Announces Cash Dividend and Preliminary Fourth Quarter Update on Financial Condition
Torrance, California — February 13, 2009 — Virco Mfg. Corporation (NASDAQ: VIRC) today announced the declaration of a cash dividend and provided a preliminary fourth quarter update on its financial condition in the following letter to stockholders from Robert A. Virtue, President and CEO:
I am pleased to announce a quarterly cash dividend of $.025 per share, payable March 9 to stockholders of record on February 23. In keeping with our practice, we reviewed our current financial position and estimated future cash requirements before deciding to declare this dividend.
In light of the current recession, and given the relatively long window between our fiscal year-end of January 31, 2009 and our anticipated Form 10K filing in April, we have also decided to provide stockholders with a preliminary update on our current financial condition. We do not anticipate making reports like this on a regular basis, and although it provides a high-level overview of our condition, we caution against using it as guidance. All markets remain extremely volatile and despite our present strong position, unforeseen events beyond our control could cause our condition to change quickly.
Four major elements of our business — balance sheet, order rates, operating costs and customer relationships — remain gratifyingly stable despite the recession. In the case of our balance sheet, we ended the year free of bank debt for the first time in over 20 years. Inventories are more than $10,000,000 lower versus last year. Accounts receivable are comparable with last year and accounts payable are down proportionately with inventory levels. Our 20-year relationship with Wells Fargo Bank continues to be strong and although our seasonal revolver will have the same $65,000,000 peak availability in 2009, we don’t expect to need all of it unless some unusual opportunities present themselves.
Order rates are down, but on a year-over-year basis they haven’t deteriorated appreciably since mid-summer. Shipments for fiscal 2008 were down approximately 7-8% from 2007. Incoming orders for the full year were down approximately 8-9%. In the fourth quarter, which captures our entire order flow since the economy entered its serious downturn last October, incoming orders were down 10-11%. The backlog itself was up approximately 8-9% at year-end.
Operating costs are appropriately matched to current order rates and we do not anticipate the need for layoffs. We had the foresight early last year to begin letting natural attrition reduce the size of our workforce. Between January 2008 and January 2009, 99 employees left the Company and were not replaced. As a result we are leanly staffed, even at current reduced levels of demand. Given our present inventory position and conservative estimates of peak season demand for 2009, we expect to initiate voluntary overtime in our Conway, Arkansas and Torrance, California plants sometime in early March. We continue to view our highly experienced and flexible workforce as our most valuable corporate asset. If conditions do worsen, and in the spirit of fully balanced corporate social responsibility, we will first pursue additional cost saving measures that do not include either layoffs or restructuring charges.
We’re also making every effort to support our educational customers and resale partners as they attempt to balance their own books during this difficult period. One way we’re doing that is with competitive pricing on our many national and regional contracts. Another is by continuing to offer reliable delivery and field service on quality products that have long, sustainable service lives. Finally, we continue to develop new products that make better use of raw material and energy inputs, and new services like our Take-Back Program that help educators recycle their furniture when it reaches the end of its service life.
We’ve been asked about possible favorable impacts of the proposed stimulus package on our business. The plans we’ve seen include funds for new school construction, which could take one or more years to generate furniture orders; and renovations, which could yield orders for this year. We support the stimulus package and believe it’s the right solution for the nation’s schools and the broader economy. We have the liquidity and available production capacity to respond to almost any conceivable amount of additional demand. But we haven’t built our short-term plans around it, and no matter how quickly it’s approved and implemented, it isn’t likely to affect the first half of 2009. For these reasons we believe a cautious approach that protects our balance sheet and cash flows is appropriate through at least mid-year. After that point we should have a better idea of how the stimulus package will affect state and local funding, which continue to be the source for most of our volume.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the costs of utilities and freight; the continuing impact of our Assemble-to-Ship and Equipment for Educators™ programs on earnings; market demand and acceptance of new products;

development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form 10-K for the year ended January 31, 2008, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of filing